Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 3, 2017 relating to the financial statements for the period from October 2, 2016 to December 31, 2016 (Successor) and our report dated March 3, 2017 relating to the financial statements for the period from January 1, 2016 to October 1, 2016 (Predecessor), which appear in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

December 11, 2017